EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
iPass, Inc

We consent to the incorporation by reference in the Registration Statements (Nos. 333-107315, 333-118295, 333-130064, and 333-131879) on Form S-8 of iPass, Inc. of our reports dated March 17, 2008, with respect to the consolidated balance sheets of iPass, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of iPass, Inc.

Our report dated March 17, 2008 refers to accounting changes upon the adoption of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, effective January 1, 2007, and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

Mountain View, California
March 17, 2008